                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
            Information Statement Pursuant to Rules 13s-1 and 13d-2
                   Under The Securities Exchange Act of 1934


                            Best Products Co., Inc.

    ------------------------------------------------------------------------
                                (Name Of Issuer)

                         Common Stock, $1.00 par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  086553 10 4

                      ------------------------------------
                                 (Cusip Number)

Check the following box if a fee is being paid with this statement (X). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5% of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see rule 13d-7.)

                      (Continued on the following page(s))

                               Page 1 of 5 Pages

                        CUSIP NO. 086553104         13G

                               BEST PRODUCTS CO.

- -----------------------------------------------------------------------------------------------
1                    NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
                     Chemical Banking Corporation -- CBC   (13-2624428)
                     Chemical Bank                -- CB    (13-4994650)
- -----------------------------------------------------------------------------------------------
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (A) ( )
                                                                       (B) ( )
- -----------------------------------------------------------------------------------------------
3                    SEC USE ONLY
- -----------------------------------------------------------------------------------------------
4                    CITIZENSHIP OR PLACE OF ORGANIZATION
                     CBC -- Delaware
                     CB  -- New York
- -----------------------------------------------------------------------------------------------
   NUMBER            5             SOLE VOTING POWER
     OF                            9,643,048 (Common)
   SHARES            --------------------------------------------------------------------------
BENEFICIALLY         6             SHARED VOTING POWER
  OWNED BY                         NONE
    EACH             --------------------------------------------------------------------------
 REPORTING           7             SOLE DISPOSITIVE POWER
  PERSON                           9,643,048
   WITH              --------------------------------------------------------------------------
                     8             SHARED DISPOSITIVE POWER
                                   NONE
- -----------------------------------------------------------------------------------------------
9                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     9,643,048 Common
- -----------------------------------------------------------------------------------------------
10                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
- -----------------------------------------------------------------------------------------------
11                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     30.5%
- -----------------------------------------------------------------------------------------------
12                   TYPE OF PERSON REPORTING
                     CBC -- HC
                     CB  -- BK
- -----------------------------------------------------------------------------------------------

                        RELATING TO THE COMMON STOCK OF

                             BEST FOODS CO., INC.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Schedule 13G Under
                      The Securities Exchange Act of 1934

                           (Amendment No.           )

This statement constitutes the Statement on Schedule 13G (the
"Statement") of Chemical Banking Corporation, a Delaware corporation ("CBC"), and Chemical Bank, a New York banking corporation and a wholly owned subsidiary of CBC ("CB"), with respect to the ownership of Common Stock, par value $1.00 per share (the "Common Stock") of Best Products Co., Inc., a Virginia corporation (the "Company").

Item  1(a).     NAME OF ISSUER:                           Best Products Co., Inc.

Item  1(b).     ADDRESS OF ISSUER:                        1400 Best Plaza
                                                          I-95 and Parham Road
                                                          Richmond, Virginia 23225

                PRINCIPAL EXECUTIVE OFFICER:

Item  2(a).     NAME OF PERSON FILING:                    This notice is filed by CBC and CB.

Item  2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:     CBC: 270 Park Avenue
                                                               New York, NY 10017
                                                          CB : 270 Park Avenue
                                                               New York, NY 10017

Item  2(c).     CITIZENSHIP:                              CBC -- Delaware
                                                          CB  -- New York

Item  2(d).     TITLE OF CLASS OF SECURITIES:             Common Stock, $1.00 par value

Item  2(e).     CUSIP NUMBER:                             086553-10-4

                            BEST PRODUCTS CO. INC.

Item 3.      Not appliocable
Item 4.      OWNERSHIP:
             If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

             (a)  Amount Beneficially Owned:  -- 9,643,048
             (b)  Percent of Class:           -- 30.5 %
             (c)  Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote:
                        -- 9,643,048
                  (ii)  Shared power to vote or to direct the vote:
                  (iii) Sole power to dispose or to direct the disposition of:
                        -- 9,643,048
Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
             Not applicable

                                         Page 4 of 5

                             BEST PRODUCTS CO., INC.

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
             Not applicable.
Item 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
             BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
             Pursuant to rule 13(d) - 1(c): This notice if filed on behalf of both CBC and its subsidiary, CB. In lieu of attaching an exhibit hereto, the identity of CB is as set forth on the cover page hereof.  CB is classified as a Bank, as such term is defined in Section (3)(a)(6) of the Securities Exchange Act of 1934, as
             amended,
Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THIS GROUP:
             Not applicable.
Item 9.      NOTICE OF DISSOLUTION OF GROUP:
             Not applicable.
Item 10.     CERTIFICATION:
             Not applicable

SIGNATURE:   After reasonable inquiry and to the best of my
             knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

             Dated: July 22, 1994

CHEMICAL BANK                                    CHEMICAL BANKING CORPORATION
- ---------------------------------------------    ---------------------------------------------
John B. Wynne                                    John B. Wynne
Senior Vice President and                        Senior Vice President and
Corporate Secretary                              Corporate Secretary

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